Exhibit 99.1

Capmark Financial Group Inc. Reports First Quarter 2009 Operating Results

Horsham, Pa — May 15, 2009

Capmark Financial Group Inc. (“Capmark”) today reported a net loss of $727.7 million for the quarter ended March 31, 2009 compared to a net loss of $212.9 million for the quarter ended March 31, 2008.  The operating results for the first quarter of 2009 were impacted by continued adverse market conditions that resulted in net losses on loans of $229.2 million due to valuation losses, net losses on investments and real estate of $247.4 million largely due to impairment charges on real estate investments in Capmark’s Asian Operations business segment and $143.5 million of losses from investments in joint ventures and partnerships resulting from declines in the fair value of the assets held through such investments.

As previously announced, on May 8, 2009, Capmark received a commitment from certain lenders under its bridge loan agreement and senior credit facility to provide a new term loan facility of up to $1.5 billion (the “Facility”).  Proceeds from the Facility, along with $75.0 million in cash, will be used to refinance a portion of Capmark’s bridge loan agreement and senior credit facility.  The Facility will be secured by a pledge and security interest on substantially all of Capmark’s U.S. and Canadian non-bank mortgage loans and foreclosed real estate.   The maturity date of the Facility will be March 23, 2011, provided that if certain conditions relating to the restructuring of Capmark’s senior notes due 2010 have not been met, the maturity date of the Facility will be accelerated to April 2010.

In connection with the Facility, Capmark intends to enter into amendments to the senior credit facility and bridge loan agreement (the “Amendments”). The Amendments will extend the maturity date under the bridge loan agreement to the maturity date of the Facility, conform the financial covenants in those agreements to the financial covenants in the Facility and amend certain other provisions of those agreements, including amendments necessary to enter into the Facility. The Facility and the Amendments are subject to a number of closing conditions, including the negotiation and execution of definitive agreements and related documents satisfactory to the lenders.

To facilitate the execution of definitive agreements with respect to the Facility and the Amendments, Capmark has extended the maturity date of 100% of its outstanding bridge loan to May 21, 2009.  Additionally, the required lenders under the senior credit facility and the bridge loan agreement have agreed to waive Capmark’s compliance with the leverage ratio covenant for the quarters ended December 31, 2008 and March 31, 2009.  These waivers are effective through May 21, 2009.

Capmark is seeking to document and close the Facility and the Amendments by May 21, 2009.  If Capmark does not close the Facility by May 21, 2009 and the lenders under the senior credit facility and bridge loan agreement fail to waive or eliminate the leverage ratio covenant beyond May 21, 2009 and further extend the maturity of the bridge loan agreement, Capmark will default under these agreements upon expiration of the waivers and the extension and the majority lenders under such agreements can immediately declare all loans due and payable.

Consolidated Financial Review

Three months ended March 31, 2009 compared to three months ended March 31, 2008

Capmark’s net loss totaled $727.7 million for the three months ended March 31, 2009 compared to a net loss of $212.9 million for the three months ended March 31, 2008. The $514.8 million increase in net loss was primarily due to lower noninterest income, a higher provision for loan losses and the absence of an income tax benefit on the losses incurred for the three months ended March 31, 2009.

Noninterest income was impacted by continued adverse market conditions that resulted in increased net losses on Capmark’s loans, investments and real estate of $107.6 million and declines in its fee and investment income of $172.4 million primarily attributable to equity in losses of joint ventures and partnerships.

The increase in net losses was attributable to an increase in net losses on investments and real estate of $235.6 million largely due to impairment charges on real estate investments in Capmark’s Asian Operations business segment, partially offset by a decline in net losses on loans of $128.0 million reflecting lower downward changes in fair value recognized on Capmark’s portfolio of loans held for sale in the three months ended March 31, 2009, due to the sale of 39 European loans in 2008.

The decline in fee and investment income of $172.4 million was largely due to an increase in losses from equity investments in joint ventures and partnerships and declines in mortgage servicing fees, trust fees and placement fees. Capmark’s loss from equity investments in joint ventures and partnerships increased $133.5 million primarily due to declines in fair value of the assets held through such joint ventures and partnerships. Mortgage servicing fees declined $12.8 million primarily due to lower assumption fees. Trust fees decreased $11.8 million primarily due to the lower interest rate environment. Placement fees declined $10.3 million primarily due to a decrease in loan origination volume.

Capmark’s provision for loan losses totaled $98.7 million for the three months ended March 31, 2009 compared to $7.6 million for the three months ended March 31, 2008. The increase in provision for loan losses reflects an overall increase in Capmark’s loans held for investment from a year ago, an increase in impaired loans for which a specific allowance is recorded and the impact of declining asset quality on the remaining loans held for investment in its portfolio due to challenging economic conditions.

Capmark established a valuation allowance on its deferred tax assets that resulted in the absence of an income tax benefit on the losses incurred for the three months ended March 31, 2009.

Liquidity

As of March 31, 2009, Capmark had readily available cash (excluding cash held at Capmark Bank) of approximately $1.4 billion and Capmark Bank had approximately $1.8 billion in cash.  During the three months ended March 31, 2009, net cash provided by operating activities totaled $1.2 billion due to the sale of U.S. Treasury securities classified as trading.

Capmark used net cash of $44.8 million in investing activities for the three months ended March 31, 2009, primarily for the purchase of $65.8 million of equity investments under existing commitments to our fund and partnership investments and the origination of $248.6 million of loans held for investment, which was offset in part by the receipt of $283.9 million from the repayment of loans held for investment.

For the three months ended March 31, 2009, net cash provided by financing activities totaled $1.4 billion due to a net increase of $1.5 billion in deposit liabilities at Capmark Bank.

To date, Capmark has continued to take actions to maintain liquidity to support its business operations such as obtaining a commitment to refinance its senior credit facility and bridge loan and focusing its efforts on originating loans for government sponsored enterprises and third parties of $0.9 billion for the three months ended March 31, 2009. In addition, Capmark has materially reduced its proprietary originations and investments and, other than funding of previously committed loans, substantially all of its originations for the three months ended March 31, 2009 were funded by Capmark Bank.

Asset Quality

Challenging economic conditions have resulted in declining asset quality in recent quarters, including the first quarter of 2009, resulting in adverse credit migration and increases in non-performing loans. The factors contributing to the decline in asset quality include weak economic conditions, market illiquidity, declining commercial real estate fundamentals, Capmark’s concentration of transitional real estate and declining real estate values.

As of March 31, 2009, the carrying value of Capmark’s loan portfolio held for investment was $8.0 billion, net of an allowance for loan losses totaling $167.5 million and fair value and other adjustments totaling $46.4 million as a result of valuation adjustments on loans transferred in a prior year from held for sale designation.

As of March 31, 2009, Capmark’s loan portfolio held for sale was carried at a fair value of $3.8 billion representing an aggregate discount of approximately $1.0 billion to the portfolio’s aggregate unpaid principal balance of $4.8 billion.

As of March 31, 2009, total reserves on the loan portfolios held for investment and held for sale (including allowance for loan losses and fair value and other adjustments) were 9.2% of the unpaid principal balance of the loan portfolio.

As of March 31, 2009, Capmark’s real estate investments had a carrying value of $1.7 billion, which reflects Capmark recording impairment charges of $122.7 million during the first quarter of 2009 related to its real estate holdings in Asia.

Selected loan portfolio information:

•                  As of March 31, 2009, the carrying value of Capmark’s total loan portfolio was $11.8 billion, down from $12.2 billion as of December 31, 2008.

•                  The ratio of Capmark’s originated non-performing assets, net of specific reserves, to total assets was 5.5% as of March 31, 2009 compared to 3.5% as of December 31, 2008.

•                  As of March 31, 2009, 98.7% of Capmark’s loan portfolio was comprised of first lien commercial mortgage loans with an average loan size of $8.4 million.

•                  As of March 31, 2009, Capmark had:

•                  total outstanding land loans of approximately $360.1 million, or 1.7% of total assets;

•                  total outstanding condominium loans of approximately $195.4 million, or 0.9% of total assets; and

•                  approximately $108.0 million, or 0.5% of total assets, of fixed rate U.S. loans originated specifically for CMBS securitizations.

Segment Condensed Financial Results

The following tables present unaudited selected summary financial information for each of Capmark’s six business segments and corporate and other (amounts in millions):

	(unaudited) Three months ended March 31,
	2009	2008
Net Revenue:
North American Lending and Mortgage Banking	$(159.7)	$(1.7)
North American Investments and Funds Management	(139.4)	18.1
North American Servicing	58.2	75.0
Asian Operations	(198.2)	7.9
European Operations	(51.5)	(238.7)
North American Affordable Housing	(39.3)	2.8
Subtotal	(529.9)	(136.6)
Corporate and Other	(58.2)	(3.1)

Consolidated	$(588.1)	$(139.7)

(Loss) Income Before Income Taxes:

North American Lending and Mortgage Banking	$(204.2)	$(49.6)
North American Investments and Funds Management	(146.4)	4.7
North American Servicing	18.2	23.3
Asian Operations	(223.8)	(19.2)
European Operations	(56.0)	(246.6)
North American Affordable Housing	(44.5)	(5.8)
Subtotal	(656.7)	(293.2)
Corporate and Other	(122.8)	(55.1)

Consolidated	(779.5)	(348.3)
Net loss attributable to noncontrolling interests	54.2	15.4
Adjusted loss before income taxes	$(725.3)	$(332.9)

	(unaudited) March 31, 2009	(unaudited) December 31, 2008
Total Assets:
North American Lending and Mortgage Banking	$13,088.8	$11,597.3
North American Investments and Funds Management	670.7	772.3
North American Servicing	929.7	901.2
Asian Operations	2,378.6	2,886.3
European Operations	395.6	538.7
North American Affordable Housing	938.6	891.9
Subtotal	18,402.0	17,587.7
Corporate and Other	2,732.3	3,050.5

Consolidated	$21,134.3	$20,638.2

Segment Analysis

Three months ended March 31, 2009 compared to March 31, 2008

North American Lending and Mortgage Banking

Capmark’s North American Lending and Mortgage Banking segment reported a loss before income taxes of $204.2 million for the three months ended March 31, 2009 compared to a loss before income taxes of $49.6 million for the three months ended March 31, 2008. The $154.6 million increase in loss before income taxes was driven primarily by lower noninterest income and a higher provision for loan losses.

Noninterest income decreased by $79.7 million due to an increase in net losses and a reduction in placement fees. Net losses totaled $174.8 million for the three months ended March 31, 2009 compared to net losses of $111.5 million for the three months ended March 31, 2008. The $63.3 million increase was driven by an increase of $33.8 million in losses from the discounted payoff of loans and an increase of $29.5 million of impairments recognized on foreclosed assets. Placement fees declined $13.5 million due to a decrease in loan origination volume to $0.9 billion in the current period from $2.6 billion in the prior period.

The provision for loan losses increased by $78.2 million primarily due to the impact of challenging economic conditions on the loan portfolio resulting in adverse migration in risk ratings on loans, an overall increase in loans held for investment from a year ago and an increase in impaired loans for which a specific allowance is recorded.

North American Investments and Funds Management

Capmark’s North American Investments and Funds Management segment incurred a loss before income taxes of $146.4 million for the three months ended March 31, 2009 compared to income before income taxes of $4.7 million for the three months ended March 31, 2008.  The $151.1 million increase in loss before income taxes was primarily driven by losses from investments in joint ventures and partnerships largely due to downward changes in the fair value of investment funds in which Capmark co-invests with third-party investors and an increase in net losses.  These unfavorable variances were partially offset by an increase in the net loss attributable to noncontrolling interests.

Noninterest income decreased by $158.3 million primarily as a result of $134.4 million of losses from equity investments in joint ventures and partnerships for the three months ended March 31, 2009 compared to $4.0 million of gains for the three months ended March 31, 2008 and a $17.8 million increase in net losses. Capmark’s earnings from equity investments in joint ventures and partnerships includes the results of certain commingled funds that it consolidates. Net losses on investment securities amounted to $7.8 million for the three months ended March 31, 2009 compared to net gains of $4.4 million for the three months ended March 31, 2008 due primarily to impairment charges on investment securities classified as available for sale where Capmark determined that the amount it expects to recover was less than the amortized cost, generally related to the performance of the underlying collateral. Net losses incurred from downward changes in fair value of loans increased $5.6 million for the three months ended March 31, 2009, reflecting continued adverse market conditions.

The $35.7 million increase in net loss attributable to noncontrolling interests was primarily due to downward changes in fair value recognized in the current year for certain commingled funds that we consolidate. The downward changes in fair value resulted in a net loss attributable to noncontrolling interests equal to the third-party investors’ share of such losses.

North American Servicing

Capmark’s North American Servicing segment had income before income taxes of $18.2 million for the three months ended March 31, 2009 compared to $23.3 million for the three months ended March 31, 2008. The $5.1 million decrease in income before income taxes was primarily driven by lower noninterest income partly offset by lower noninterest expense.

Noninterest income decreased by $18.0 million due to lower trust fees and mortgage servicing fees. Trust fees are interest rate sensitive and decreased $10.6 million due to the lower interest rate environment. Mortgage servicing fees decreased $5.1 million primarily as a result of lower assumption fees. Assumption fees are a component of mortgage servicing fees in the condensed consolidated statement of operations, and Capmark earns an assumption fee when an existing borrower’s mortgage is assumed by a new borrower. Assumption transactions and related fees have declined due to declining real estate transaction volumes resulting from the real estate market downturn, including a lack of transactions due to market inactivity.

Noninterest expense decreased by $11.8 million primarily due to a reduction in compensation and benefits of $6.9 million due to lower fixed and variable compensation costs related to staff reductions and the decline in operating results, and lower amortization of mortgage servicing rights of $4.2 million due to a lower carrying value of the mortgage servicing rights.

Asian Operations

Capmark’s Asian Operations segment incurred a loss before income taxes of $223.8 million for the three months ended March 31, 2009 compared to a loss before income taxes of $19.2 million for the three months ended March 31, 2008.  The $204.6 million increase in loss before income taxes was primarily driven by a reduction in net interest income and noninterest income and an increase in provision for loan losses.

Net interest income decreased by $7.1 million primarily as a result of a reduction in the size of Capmark’s portfolio of acquired non-performing loans, which resulted in real estate investments that are not interest-earning assets comprising a larger percentage of its balance sheet.

Noninterest income decreased by $188.6 million primarily due to an increase in net losses for the three months ended March 31, 2009 compared to the three months ended March 31, 2008 resulting from increases in real estate and equity investment impairment charges of $105.7 million, other-than-temporary impairments recognized on investment securities classified as available for sale of $62.6 million and downward changes in the fair value of loans held for sale of $12.8 million.

The provision for loan losses increased by $10.4 million for the three months ended March 31, 2009 compared to the three months ended March 31, 2008 due to losses on Capmark’s portfolio of loans held for investment, including its acquired non-performing loans.

European Operations

Capmark’s European Operations segment incurred a loss before income taxes of $56.0 million for the three months ended March 31, 2009 compared to a loss before income taxes of $246.6 million for the three months ended March 31, 2008. The $190.6 million decrease in loss before income taxes was primarily due to lower valuation charges on its portfolio of loans held for sale for the three months ended March 31, 2009 compared to the three months ended March 31, 2008.

Noninterest income increased by $186.4 million due to a decrease in net losses primarily due to significant downward changes in fair value recognized on Capmark’s portfolio of loans held for sale for the three months ended March 31, 2008. Capmark completed the sale of significant interests in 39 loans in April 2008 to a third party institutional buyer for a total aggregate sale price of approximately $1.8 billion. The loss associated with the sale was recognized in the first quarter of 2008 because the sale price was indicative of fair value as of March 31, 2008.

North American Affordable Housing

Capmark’s North American Affordable Housing segment incurred a loss before income taxes of $44.5 million for the three months ended March 31, 2009 compared to a loss before income taxes of $5.8 million for the three months ended March 31, 2008. The $38.7 million increase in loss before income taxes was primarily attributable to a decrease in noninterest income.

Noninterest income decreased by $45.7 million primarily due to $19.0 million of net losses for the three months ended March 31, 2009 compared to $8.3 million of net gains for the three months ended March 31, 2008, a $16.0 million increase in losses related to LIHTC yield guarantees and a $2.8 million increase in losses from equity investments in joint ventures and partnerships.  The unfavorable variance in net losses included impairments recognized on real estate investments of $13.9 million, impairment charges of $1.4 million on investment securities classified as available for sale that were in an unrealized loss position where Capmark determined that it may no longer have the ability to hold these investment securities for a period of time sufficient to allow for recovery in fair value, and non-recurring gains on asset dispositions of $11.2 million for the three months ended March 31, 2008.

Supplemental Financial Information

The related financial supplement and Capmark’s Form 10-Q for the three months ended March  31, 2009 may be found on Capmark’s Web site under “Investor Relations” in the drop-down menu “About Us.”

About Capmark®:

Capmark is a diversified company that provides a broad range of financial services to investors in commercial real estate-related assets. Capmark has three core businesses: lending and mortgage banking, investments and funds management, and servicing. Capmark operates in North America, Europe and Asia.

Media Contact:	Investor Relations Contact:
Joyce Patterson	Bob Sullivan
215-328-3842	215-328-1329
Joyce.Patterson@capmark.com	Investor.relations@capmark.com

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements. These statements are based on management’s current expectations and beliefs but are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Capmark refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as Capmark’s Forms 10-Q and 10-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

Such forward-looking statements are made only as of the date of this release. Capmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Capmark’s expectations with regard thereto or changes in events, conditions, or circumstances on which any such statement is based.

CAPMARK FINANCIAL GROUP INC.

Condensed Consolidated Statement of Operations (unaudited)

(in millions, except per share data)

	Three months ended March 31, 2009	Three months ended March 31, 2008
Net Interest Income
Interest income	$162.9	$277.0
Interest expense	150.8	215.9
Net interest income	12.1	61.1
Provision for loan losses	98.7	7.6
Net interest income after provision for loan losses	(86.6)	53.5
Noninterest Income
Net losses	(485.6)	(349.7)
Fee and investment income	(15.9)	156.5
Total noninterest income	(501.5)	(193.2)
Net Revenue	(588.1)	(139.7)
Noninterest Expense
Compensation and benefits	67.1	89.6
Other expenses	124.3	119.0
Total noninterest expense	191.4	208.6
Loss before income tax provision (benefit)	(779.5)	(348.3)
Income tax provision (benefit)	2.4	(120.0)
Net loss	(781.9)	(228.3)
Plus: Net loss attributable to noncontrolling interests	54.2	15.4
Net loss attributable to Capmark Financial Group Inc.	$(727.7)	$(212.9)

Basic net loss per share:
Net loss per share	$(1.70)	$(0.49)
Weighted average shares outstanding	427.1	432.9

Diluted net loss per share:
Net loss per share	$(1.70)	$(0.49)
Weighted average shares outstanding	427.1	432.5

CAPMARK FINANCIAL GROUP INC.

Condensed Consolidated Balance Sheet (unaudited)

(in millions)

	March 31, 2009	December 31, 2008
Assets
Cash, cash equivalents, and restricted cash	$3,397.8	$874.4
Investment securities:
Trading	81.2	1,457.4
Available for sale	743.2	844.0
Loans held for sale	3,803.3	3,970.7
Loans held for investment, net of allowance for loan losses of $167.5 million as of March 31, 2009 and $108.2 million as of December 31, 2008	8,024.0	8,208.0
Real estate investments	1,732.0	1,844.9
Equity investments	1,438.2	1,568.0
Mortgage servicing rights	791.1	817.2
Other assets	1,123.5	1,053.6
Total assets	$21,134.3	$20,638.2
Liabilities and Equity
Liabilities:
Short-term borrowings	$3,202.1	$3,310.8
Long-term borrowings	8,253.7	8,282.8
Deposit liabilities	7,158.2	5,690.9
Real estate syndication proceeds and related liabilities	1,196.1	1,258.7
Other liabilities	667.6	689.7
Total liabilities	20,477.7	19,232.9
Commitments and Contingent Liabilities	—	—
Mezzanine Equity	72.9	72.9
Equity:
Preferred Stock	—	—
Common Stock	0.4	0.4
Other stockholders’ equity	445.1	1,145.6
Total stockholders’ equity	445.5	1,146.0
Noncontrolling interests	138.2	186.4
Total equity	583.7	1,332.4
Total liabilities and equity	$21,134.3	$20,638.2

Reconciliation of Non-GAAP Financial Measure

Capmark has provided a non-GAAP financial measure to adjust its consolidated loss before income taxes.  Capmark presents (loss) income before income taxes for each of its six business segments because it does not allocate income taxes to its business segments.  The loss attributable to noncontrolling interests is an after-tax amount.  Capmark’s management believes that performance on a consolidated basis reflecting the impact of the net loss attributable to noncontrolling interests is useful information to readers of its financial statements.  A reconciliation of Capmark’s GAAP net loss attributable to Capmark Financial Group Inc. to the non-GAAP adjusted loss before income taxes is set forth below.

	March 31, 2009	March 31, 2008
	(in millions)
Adjusted loss before income taxes	$(725.3)	$(332.9)
Income taxes	2.4	(120.0)
Net loss attributable to Capmark Financial Group Inc.	$(727.7)	$(212.9)